Exhibit 5.1

[LETTERHEAD OF DEWEY BALLANTINE LLP]

February 25, 2004

Triad Hospitals, Inc.

5800 Tennyson Parkway

Plano, Texas 75024

Ladies and Gentlemen:

Re:  7% Senior Subordinated Notes due 2013

We have acted as counsel to Triad Hospitals, Inc., a Delaware corporation (the “Company”) in connection with the Company’s offer to exchange (the “Exchange Offer”) up to $600,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2013 (the “Exchange Notes”) which are being registered under the Securities Act of 1933, as amended (the “Securities Act”), for its existing $600,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2013 (the “Old Notes”), as described in the Registration Statement on Form S-4 (File No. 333-112481) relating to the Exchange Offer (as amended or supplemented, the “Registration Statement”), initially filed on February 4, 2004 with the Securities and Exchange Commission. The Old Notes were issued, and the Exchange Notes are proposed to be issued, under an indenture dated as of November 12, 2003 (the “Indenture”), by and between the Company and Citibank, N.A., as Trustee. The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Indenture is an exhibit to the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers and other representatives of the Company and such other agreements, instruments and documents as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed, without independent investigation, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such copies and the correctness of all statements of fact in all documents examined by us. We have further assumed that (i) all parties to the documents (other than the Company) are validly existing and in good standing under the laws of all jurisdictions where they are conducting their businesses or are otherwise required to be so qualified, and have full power and authority and all necessary consents and approvals to execute, deliver and perform under such documents, (ii) all such documents have been duly authorized by all necessary corporate or other action on the part of the parties thereto (other than the Company), have been duly executed by such parties and have been duly delivered by such

Triad Hospitals, Inc.

February 25, 2004

parties and (iii) all such documents constitute the legal, valid and binding obligation of each party thereto (other than the Company) enforceable against such party in accordance with its terms. In rendering the opinion set forth below, we have relied as to factual matters upon certificates, statements and representations of the Company, its officers and representatives and public officials.

Based upon and subject to the foregoing, we are of the opinion that the Exchange Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms.

We express no opinion or view, either directly or indirectly, as to laws other than the laws of the State of New York and the Delaware General Corporation Law (insofar as the Delaware General Corporation Law bears on the matters covered hereby).

Our opinion set forth herein as to enforceability of obligations of any party is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally, public policy considerations and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law). Such principles of equity are of general application and, in applying such principles, a court may include a covenant of good faith and fair dealing.

The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Triad Hospitals, Inc.

February 25, 2004

This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/    Dewey Ballantine LLP